Exhibit (a)(15)

Email Correspondence to Employees of Altera Corporation

From:	Stock Administration Department
To:	All Employees World-Wide
Subject:	Option Exchange Program — Offering Period Officially Closed

Stock Administration would like to take this opportunity to notify you that the Offering Period for the Option Exchange Program has officially closed.

•	You may access the details of your final election(s) for each of your eligible stock option(s) via the Stock Administration Intranet located at http://is-web.altera.com/stock/html/esop/exchange_program/main.htm

•	Any stock option grant(s) that you tendered for exchange will no longer be visible via the Smith Barney Extranet located at http://www.benefitaccess.com (effective 07-Jul-2003)

•	All of your individual stock option grant(s) will continue to be visible via the Stock Administration Intranet located at http://is-web.altera.com/corp/fin/rpts/Stock_Admin/index.html

•	The Offer to Exchange and other important information regarding the Option Exchange Program will continue to be available via the Stock Administration Intranet located at http://is-web.altera.com/corp/fin/rpts/Stock_Admin/index.html